Exhibit 21

SUBSIDIARIES OF REGISTRANT
As of December 31, 2016

Name of Subsidiary	Jurisdiction of Incorporation or Formation
Atrium Insurance Corporation	NY
Atrium Reinsurance Corporation	VT
Long Island Mortgage Group, Inc.	NY
NE Moves Mortgage, LLC	MA
Pacific Access Mortgage, LLC	HI
PHH Broker Partner Corporation	MD
PHH Canadian Holdings, Inc.	DE
PHH Corporate Services, Inc.	DE
PHH de Brasil Paricopaceos Ltda.	Brazil
PHH Home Loans, LLC (dba Cartus Home Loans; Coldwell Banker Home Loans; PHH Home Mortgage LLC; Sunbelt Lending Services)	DE
PHH Mortgage Capital LLC	DE
PHH Mortgage Corporation (dba Burnet Mortgage Services; Century 21 Mortgage; Coldwell Banker Mortgage; ERA Mortgage; Instamortgage.com; MortgageSave.com; MortgageQuestions.com; Mortgage Service Center; PHH Mortgage Services)
NJ
PHH Servicer Advance Funding Depositor, LLC	DE
PHH Servicer Advance Receivables Trust 2013-1	DE
PHH Services B.V.	Netherlands
RMR Financial, LLC (dba Axiom Financial; First Capital; Mortgage California; Princeton Capital; Rocky Mountain Mortgage Loans)	CA
Speedy Title & Appraisal Review Services LLC	DE